RiverNorth Opportunities Fund, Inc. 8-K

Exhibit (d)(99.1)

RIVERNORTH OPPORTUNITIES FUND, INC.

PRICES OFFERING OF PREFERRED STOCK

DENVER – April 12, 2022 – RiverNorth Opportunities Fund, Inc. (NYSE: RIV) (the “Fund”) today announced that it has priced an underwritten public offering of 3,400,000 shares of 6.00% Series A Perpetual Preferred Stock (the “Preferred Stock”) at a public offering price of $25.00 per share, which will result in net proceeds to the Fund of approximately $81,877,500 after payment of underwriting discounts and commissions and estimated offering expenses payable by the Fund. In addition, the Fund has granted the underwriters a 30-day option to purchase up to an additional 510,000 shares of Preferred Stock to cover overallotments, if any.

The Fund has applied to list the Preferred Stock on the New York Stock Exchange (“NYSE”) under the ticker symbol “RIVPRA”. If the application is approved, trading on the NYSE in the Preferred Stock is expected to begin within 30 days following the issuance date of the Preferred Stock.

The Fund plans to use the net proceeds from the offering of the Preferred Stock to invest in accordance with its investment objective and policies, repay borrowings under the Fund’s credit facility and for general working capital purposes.

The offering is expected to close on April 20, 2022, subject to customary closing conditions.

UBS Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as the joint book-running managers for the offering.

The information in the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission (“SEC”). This press release is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investors should consider the Fund’s investment objective, risks, and expenses carefully before investing. The preliminary prospectus supplement (and the final prospectus supplement, when available) and accompanying prospectus contains this and other information about the Fund and should be read carefully before investing. Copies of the preliminary prospectus supplement, final prospectus supplement (when complete) and accompanying prospectus may be obtained for no charge by calling UBS Securities LLC toll-free at 1-888-827-7275, Morgan Stanley & Co. LLC at 1-866-718-1649 or RBC Capital Markets, LLC at 1-866-375-6829. Copies of these documents, when finalized, and other documents the Fund has filed with the SEC may also be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or on the Fund’s website at www.rivernorthcef.com.

The investment objective of the Fund is total return consisting of capital appreciation and current income. The Fund had approximately $286 million of net assets and 17.5 million shares of common stock outstanding as of December 31, 2021.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective.

ALPS Advisors, Inc. is the investment adviser to the Fund.

RiverNorth Capital Management, LLC is the investment sub-adviser to the Fund. RiverNorth Capital Management, LLC is not affiliated with ALPS Advisors, Inc. or any of its affiliates.

ALPS Portfolio Solutions Distributor, Inc. is the FINRA Member firm.

NOT FDIC INSURED | May Lose Value | No Bank Guarantee

About SS&C Technologies

SS&C Technologies, Inc. ("SS&C”) is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

About SS&C ALPS Advisors

ALPS Advisors, Inc., a wholly-owned subsidiary of SS&C, is a leading provider of investment products for advisors and institutions. With over $17 billion in assets under management as of December 31, 2021, the firm provides access to asset classes and boutique asset managers in real assets, alternatives, thematic/factor and fixed income through both ETF and open-end mutual fund structures.

About RiverNorth Capital Management, LLC

RiverNorth Capital Management, LLC is an investment management firm founded in 2000. With $5.8 billion1 in assets under management as of December 31, 2021, RiverNorth specializes in opportunistic investment strategies in niche markets where the potential to exploit inefficiencies is greatest. RiverNorth is an institutional investment manager to registered funds, private funds and separately managed accounts.

1 Firm AUM reflects Managed Assets which includes the effects of leverage and investments in affiliated funds.

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Preferred Stock trades in the public markets and other factors discussed in the Fund’s preliminary prospectus supplement and accompanying prospectus and to be discussed in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

Media Contact:

Christopher Murphy*

Head of Advisor Marketing

SS&C ALPS Advisors

720.277.7861

Christopher.murphy@sscinc.com

* Registered Representative of ALPS Distributors, Inc.

RVC000368 4/30/2023

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